EXHIBIT 99.1

Company Contact:
Brenda Morris
Chief Financial Officer
Zumiez Inc.
(425) 551-1564

Investor Contact:
Integrated Corporate Relations
Chad Jacobs/David Griffith
(203) 682-8200

ZUMIEZ INC. REPORTS JULY 2005 SALES RESULTS

Net Sales Increased 28.4% to $13.7 Million

July 2005 Comparable Store Sales Increased 12.7%

Everett, WA – August 3, 2005 – Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended July 30, 2005 increased 28.4% to $13.7 million, compared to $10.6 million for the four-week period ended July 31, 2004.  The company’s comparable store sales increased 12.7% for the past month, versus a comparable store sales increase of 4.4% in the year ago period.

For the thirteen-week period ended July 30, 2005, total net sales increased 29.6% to $39.7 million, compared to $30.7 million for the thirteen-week period ended July 31, 2004.  The company’s comparable store sales increased 11.3% for the second quarter of 2005, versus a comparable store sales increase of 6.8% in the year ago period.

To hear the Zumiez prerecorded July sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number #6130350.

About Zumiez Inc.

Zumiez, pronounced “zoomies,” is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories.  Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX.  We currently operate 150 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company’s future financial performance, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described under the heading Risk Factors in the company’s final prospectus relating to our initial public offering filed with the Securities and Exchange Commission, available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.